EXHIBIT 99

ORIENT-EXPRESS HOTELS ANNOUNCES THIRD QUARTER RESULTS.

EBITDA $59.2 MILLION, UP 20% OVER PRIOR YEAR.

PRE-TAX EARNINGS $34.8 MILLION, UP 36% OVER 2006.

NET EARNINGS OF $22.6 MILLION.

ADJUSTED NET EARNINGS OF $25.3 MILLION.

Reconciliation and Adjustments

	Three months ended September 30		Nine months ended September 30
$'000 – except per share amounts	2007	2006	2007	2006

EBITDA	59,154	49,492	123,151	105,742
Adjustment – gain on investment sale	—	—	—	(6,619)
Adjustment – insurance related gain	(2,312)	—	(2,312)	—
Adjustment – management restructuring and related charges	1,979	—	2,851	—
Adjusted EBITDA	58,821	49,492	123,690	99,123

U.S. GAAP reported net earnings	22,553	20,430	38,575	33,110
Adjusted items – net of tax:
• Gain on asset sale	—	—	—	(3,294)
• Foreign exchange loss	2,171	1,952	1,413	3,642
• Insurance related gain	(1,664)	—	(1,664)	—
• FIN 48 charge	247	—	954	—
• Management restructuring and related charges	1,979	—	2,851	—
• Write-off of deferred finance costs	—	1,618	—	1,618
Adjusted net earnings	25,286	24,000	42,129	35,076

Adjusted EPS	0.60	0.58	0.99	0.87
Reported EPS	0.53	0.49	0.91	0.82
Number of shares (millions)	42.4	41.7	42.4	40.2

Third quarter highlights:

•                  Revenue up 26% over prior year

•                  Adjusted EBITDA up 19% over prior year

•                  World-wide same store RevPAR up 9% in local currency, 15% in U.S. dollars

•                  Projects moving ahead in Brazil, Peru, Bali and California

•                  New York hotel project announced with expansion of ‘21’ Club

Hamilton, Bermuda, November 7, 2007. Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 50 luxury hotel, restaurant, tourist train and river cruise properties operating in 25 countries, today announced its results for the third quarter ended September 30, 2007.

For the third quarter net earnings were $22.6 million ($0.53 per common share) on revenue of $189.7 million,  an increase of 10% over net earnings of $20.4 million ($0.49 per common share) in the same quarter in 2006. Adjusted net earnings were $25.3 million ($0.60 per common share) compared to adjusted net earnings of $24.0 million ($0.58 per common share) in the prior period. Net earnings for the nine months were $38.6 million ($0.91 per common share) on revenue of $457.1 million, an increase in net earnings of 17% from $33.1 million in the year earlier period. Earnings per common share increased 11% and revenue was up 23% over the first nine months of 2006. Adjusted net earnings for the nine months were $42.1 million ($0.99 per common share), compared to adjusted net earnings of $35.1 million ($0.87 per common share) in the first nine months of 2006, a 20% increase.

Total revenue grew 26% in the third quarter, underpinned by the European, Rest of World, and Trains and Cruises portfolios. Revenues from Real Estate were $14.1 million, an increase of $13.7 million over the same period in 2006, as the Cupecoy project begins to yield revenues. Worldwide same store RevPAR growth in local currency increased 9% over the same period in 2006 and margins were consistent with those in the same period in 2006, as expected in the high season quarter.

Business Highlights

On November 7th 2007 the company announced that it had signed an agreement to acquire the land and building of the Donnell branch of the New York Public Library, located at 24 West 53rd Street, New York City. On this site Orient-Express plans to build a 150-room luxury hotel, including a rebuilt “state-of-the-art” Donnell Library located within it. The hotel will house contemporary dining, spa and wellness facilities, as well as expanded banqueting and dining space for the company’s existing restaurant and dining business, ‘21’ Club, which is adjacent to the Library premises in its location at 21 West 52nd Street. The property will be marketed under a new ‘21’

Hotel brand name. The original ‘21’ Club, a celebrated New York City institution, will be preserved at its current location in the heart of midtown Manhattan, with enhanced facilities. The overall project is estimated at $220 million inclusive of the purchase of the Library. Subject to necessary permits, construction is scheduled to start in 2009 and the hotel is planned to be in operation by early 2011.

On October 1st 2007, the company took over the operation of Hotel das Cataratas at Iguaçu Falls, Brazil, and announced that it will commence a refurbishment program in the low season, starting April 2008. In Phase One, to be completed by September 2008, 80 of the 200 rooms will be renovated and upgraded and a new outdoor restaurant and pool constructed, at an estimated cost of $8.4 million. A second phase of renovations will take place in 2009.

In Asia, as previously reported, the company has successfully leased an additional 11,300 sq.m. (3 acres) of land abutting its hotel Jimbaran Puri Bali in Bali, Indonesia. Construction has now started on 22 new 300 sq.m. pool cottages on this site, scheduled to open in time for the Christmas peak in December 2008.

In Santa Barbara, California, work is progressing well on the $65 million restoration of El Encanto. This 91 key historic property, on a 7 acre site with mature gardens overlooking the Pacific Ocean, will reopen in the second quarter of 2009. The Santa Barbara luxury hotel market remains strong, with demand outstripping supply.

On the 11,000 ft. high rim of the Colca Canyon, Peru, the company’s 20-key casita development is on schedule for opening in April 2008. The casitas themselves are sensitively designed to blend with their environment. The hotel will have a luxurious  spa, a free-form swimming pool which blends into the landscape and an intimate dining room with an open kitchen where chefs turn home-grown produce into delicious cuisine.

Regional Performance

Europe:  EBITDA of owned hotels grew 18% to $38.3 million. The Italian properties reported a combined  EBITDA of $22.5 million, an increase of 29%, over the same period in 2006. The other properties contributing to the growth were Le Manoir aux Quat’Saisons, England, and La Residencia, Mallorca. Same store RevPAR in Europe grew by 8% in local currency and 15% in U.S. dollars.

North America:  EBITDA of owned hotels was $0.9 million, a drop of $2.9 million over the prior year period. The 2006 result included business interruption insurance proceeds of $3.4 million in respect of the Windsor Court Hotel in New Orleans and Maroma Resort and Spa in Mexico. In the current year period, Maroma Resort and Spa recorded a gain of $2.3 million relating to the settlement of insurance proceeds. Same store RevPAR in North America (excluding El Encanto and Casa de Sierra Nevada that were closed during the 2007 and 2006 quarters respectively) grew by 11%.

Southern Africa:  EBITDA of the Southern Africa portfolio grew by $0.8 million to $2.3 million, in what is traditionally the low season. The performance was underpinned by a strong quarter for the Mount Nelson, and the results of Orient-Express Safaris.

South America:  EBITDA for the quarter was $0.4 million below that of the same period in 2006, due in the main to the impact of a very strong Brazilian Real on the U.S. dollar earnings of the Copacabana Palace.

Asia Pacific:  EBITDA of owned hotels was $0.4 million below that of the prior year period at $1.6 million. The key factor impacting the results was the performance of our hotel and river cruiser in Myanmar, which suffered due to political instability in the country.

Hotel management fees and part-ownership interests:   EBITDA was $5.8 million compared with $4.7 million in the year earlier period. Earnings from Charleston Place were up 20% and earnings from Hotel Ritz Madrid were up $0.3 million, as the hotel and city of Madrid see market improvements.

Restaurants:  EBITDA decreased $0.1 million to a loss of $0.2 million. The third quarter is traditionally the lowest earnings quarter of this segment due to the closure of ‘21’ Club in the month of August.

Tourist trains and river cruises:  EBITDA was $9.6 million compared with a prior year EBITDA of $7.0 million, a 37% increase. The performance of the Venice Simplon-Orient-Express and the Royal Scotsman were particular highlights during the quarter.

Real Estate:  Revenues for the quarter were $14.1 million, compared with $0.4 million in the same period in 2006. These revenues were mainly from the company’s Cupecoy project, in St. Maarten. Cupecoy currently has signed sales contracts to the value of $49.6 million and the major construction contracts are let, with over $31 million disbursed. Under the percentage-completion method of accounting, this has resulted in recognition of a total of $3.0 million in earnings.

Tax:  Earnings before tax for the nine months were $59.4 million, an increase of $17.9  million from $41.5 million in the first nine months of 2006. The tax charge for the nine months was $20.8 million compared to $8.4 million in the prior year. The 2006 tax charge included a $8.8 million tax credit arising on the recognition of tax losses carried forward in Bora Bora, Australia and Portugal. The 2007 charge reflects the mix of profitability across the jurisdictions in which the company operates, particularly in Europe. The 2007 charge also includes a tax charge of $1.0 million in respect of the company’s FIN 48 liability. The company adopted FIN 48 on January 1, 2007, accordingly there is no comparable cost in the prior year.

“Globally, we continue to see strong demand among the high-end consumers for Orient-Express and we continue to invest in innovative new properties in key markets,” said Paul White, President and Chief Executive Officer of Orient-Express Hotels Ltd. “We believe that recent developments indicate early success in our initiatives to reorganize our management structure and the way we operate the business in key geographic areas.”

********

Management believes that EBITDA (net earnings adjusted for interest expense, foreign currency, tax, depreciation and amortization) is a useful measure of operating performance, for example to help determine the ability  to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles (U.S. GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating operating performance.

Adjusted net earnings and adjusted E.P.S. are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted net earnings and adjusted E.P.S. to be meaningful indicators of operations and uses them as measures to assess operating performance. Adjusted net earnings and adjusted E.P.S. are also used by investors, analysts and lenders as measures of financial performance.

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings outlook, investment plans and similar matters that are not historical facts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, realization of hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, uncertainty of recovering on insurance claims for property damage and lost earnings, changing global and regional economic conditions, and legislative, regulatory and political developments. Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

******

Orient-Express Hotels will conduct a conference call on November 8, 2007 at 10.00 AM (ET) which is accessible at 1 866 966 9439 (US toll free) or +44 1452 555566 (Standard International access). The conference ID is 18193995. A re-play of the conference call will be available until 5.00pm (ET) Thursday, November 15, 2007 and can be accessed by calling 1 866 247 4222 (US toll free) or +44 1452 550 000 (Standard International) and entering replay access number 18193995. A re-play will also be available on the company’s website: www.orient-expressinvestorinfo.com.

Contact:

Pippa Isbell	Kal Goldberg
Vice President Corporate Communications	Financial Dynamics
Tel: +44 20 7921 4065	Tel: +1 212 850 5731
E: pippa.isbell@orient-express.com	E: kal.goldberg@fd.com

ORIENT-EXPRESS HOTELS LTD

Three Months ended September 30, 2007

SUMMARY OF OPERATING RESULTS

	Three months ended September 30
$’000 – except per share amount	2007	2006

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	86,728	72,569
- North America	17,908	21,158
- Rest of World	32,320	26,308
Hotel management & part ownership interests	5,757	4,721
Restaurants	3,439	3,511
Trains & Cruises	29,468	21,862
Real Estate	14,073	387
Total (1)	189,693	150,516

Analysis of earnings
Owned hotels
- Europe	38,254	32,484
- North America	944	3,862
- Rest of World	7,078	7,201
Hotel management & part ownership interests	5,757	4,721
Restaurants	(237)	(128)
Trains & Cruises	9,555	7,001
Real Estate	3,160	(583)
Central overheads	(7,669)	(5,066)
Gain on sale of investment	—	—
Gain on disposal of fixed assets	2,312	—
EBITDA	59,154	49,492
Depreciation & amortization	(10,254)	(8,960)
Interest	(12,642)	(12,117)
Foreign exchange	(1,474)	(2,752)
Earnings before tax	34,784	25,663
Tax	(12,231)	(5,233)
Net earnings on common shares	22,553	20,430

Earnings per common share	0.53	0.49

Number of shares – millions	42.44	41.69

(1)                                  Comprises earnings from unconsolidated companies of $6,782,000 (2006 - $5,752,000) and revenue of $182,911,000 (2006 - $144,764,000).

ORIENT-EXPRESS HOTELS LTD

Three Months Ended September 30, 2007

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended September 30
	2007	2006
Average Daily Rate (in U.S. dollars)
Europe	815	670
North America	302	284
Rest of World	262	245
Worldwide	481	427

Rooms Available (000’s)
Europe	92	92
North America	55	53
Rest of World	108	100
Worldwide	255	245

Rooms Sold (000’s)
Europe	63	65
North America	34	36
Rest of World	68	59
Worldwide	165	160

RevPAR (in U.S. dollars)
Europe	557	478
North America	189	193
Rest of World	166	145
Worldwide	313	280

			Change%
			Dollar	Local currency
Same Store RevPAR (in U.S. dollars)
Europe	532	464	15%	8%
North America	313	282	11%	11%
Rest of World	185	156	18%	13%
Worldwide	359	311	15%	9%

ORIENT-EXPRESS HOTELS LTD

Nine Months ended September 30, 2007

SUMMARY OF OPERATING RESULTS

	Nine months ended September 30
$’000 – except per share amount	2007	2006

Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	184,842	146,146
- North America	63,032	62,893
- Rest of World	95,671	78,519
Hotel management & part ownership interests	17,433	14,365
Restaurants	14,377	14,627
Trains & Cruises	66,798	50,873
Real Estate	14,920	4,538
Total (1)	457,073	371,961

Analysis of earnings
Owned hotels
- Europe	66,477	49,585
- North America	10,379	13,504
- Rest of World	23,223	20,342
Hotel management & part ownership interests	17,433	14,365
Restaurants	1,919	2,461
Trains & Cruises	19,415	12,529
Real Estate	2,678	1,290
Central overheads	(20,685)	(14,953)
Gain on sale of investment	—	6,619
Gain on disposal of fixed assets	2,312	—
EBITDA	123,151	105,742
Depreciation & amortization	(29,389)	(26,268)
Interest	(34,141)	(32,462)
Foreign exchange	(221)	(5,548)
Earnings before tax	59,400	41,464
Tax	(20,825)	(8,354)
Net earnings on common shares	38,575	33,110

Earnings per common share	0.91	0.82

Number of shares – millions	42.37	40.20

(1)                                  Comprises earnings from unconsolidated companies of $15,882,000 (2006 - $13,241,000) and revenue of $441,191,000 (2006 - $358,720,000)

ORIENT-EXPRESS HOTELS LTD

Nine Months Ended September 30, 2007

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Nine months ended September 30
	2007	2006
Average Daily Rate (in U.S. dollars)
Europe	713	611
North America	366	318
Rest of World	265	269
Worldwide	434	396

Rooms Available (000’s)
Europe	247	225
North America	166	157
Rest of World	323	269
Worldwide	736	651

Rooms Sold (000’s)
Europe	149	139
North America	107	113
Rest of World	204	166
Worldwide	460	418

RevPAR (in U.S. dollars)
Europe	432	376
North America	235	228
Rest of World	168	166
Worldwide	271	254

			Change%
			Dollar	Local currency
Same Store RevPAR (in U.S. dollars)
Europe	485	414	17%	10%
North America	340	319	7%	7%
Rest of World	188	171	10%	9%
Worldwide	313	276	13%	9%

ORIENT-EXPESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

(UNAUDITED)

$’000	September 30 2007	December 31 2006

Assets

Cash	85,222	79,318
Accounts receivable	67,521	74,327
Due from related parties	29,598	19,939
Prepaid expenses	22,163	9,485
Inventories	45,595	35,789
Real estate assets	46,986	35,821
Total current assets	297,085	254,679

Property plant & equipment, net book value	1,295,589	1,183,400
Investments	141,733	130,124
Goodwill	139,340	121,651
Other intangible assets	22,022	20,149
Other assets	47,829	41,660
	1,943,598	1,751,663

Liabilities and Shareholders’ Equity

Working capital facilities	58,358	46,590
Accounts payable	28,845	26,227
Due to related parties	––	1,249
Accrued liabilities	65,582	55,916
Deferred revenue	38,623	25,501
Current portion of long-term debt and capital leases	164,088	83,397
Total current liabilities	355,496	238,880

Long-term debt and obligations under capital leases	572,323	586,300
Deferred income taxes	120,181	106,598
Other liabilities	43,197	11,007
Minority interest	1,551	1,882

Shareholders’ equity	850,850	806,996
	1,943,598	1,751,663